EXHIBIT 99.1
                                                                    ------------

PRESS RELEASE
FOR IMMEDIATE RELEASE


>> FOUNDER AND CEO CURTIS RETIRES FROM TOWER TECH, WILL CONTINUE AS CONSULTANT AND SALES REP

Oklahoma City, Oklahoma - September 25, 2000. Harold D. Curtis, 57, founder and chairman of Tower Tech, Inc. (NASDAQ Small Cap: TTMT) today announced he is retiring as Chief Executive Officer effective immediately. To ensure a smooth transition, Mr. Curtis signed a two-year consulting and commission sales agreement with the Company. Mr. Curtis founded Tower Tech in 1985 as a builder of water cooling towers for industrial customers in the United States. The Company began to develop innovative cooling tower technology in 1992 and went public in 1993 to fund Company growth and continuing research and development. Several United States and international patents have since been issued for the Company's proprietary technology. Throughout his career, Mr. Curtis' inventions and product designs have received acclaim from international industry organizations for outstanding contributions to the development of new technology and equipment.

"The time is right to turn operations over to the next leadership generation. I will continue to contribute where and as I can as a consultant and a sales associate," said Mr. Curtis. Leadership of the Company now passes to Mr. Robert Brink, 45, who joined the company in 1995 and was promoted to President in 1996. "Bob and the existing management team are well equipped to lead the company into the 21st century," added Mr. Curtis.

The Company believes that its modular cooling towers are less expensive on a life-cycle-cost basis because they use less energy and require less maintenance than conventional cooling towers. To date, the Company and its distributors and international licensees have sold approximately two thousand of the Company's cooling tower modules for more than $100 million.

Any forward-looking statements in this release could involve a number of risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from expected results. These and other risks are described in detail in Tower Tech's documents and reports filed with the Securities and Exchange Commission. For additional information, contact Charles D. Whitsitt, Chief Financial Officer, Tower Tech, Inc., (405) 290-7788, dwhitsitt@TowerTechInc.com.